Exhibit 5.1

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December 8, 2005

Spansion Inc.

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, CA 94088

Re:	Registration Statement No. 333-124041; 45,098,057 shares of Class A Common Stock, par value $0.001 per share

Ladies and Gentlemen:

We have acted as special counsel to Spansion Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 45,098,057 shares of Class A common stock, $0.001 par value per share (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b), the “Shares”), pursuant to a registration statement on Form S–1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 13, 2005 (File No. 333–124041), as amended by Amendment No. 1 filed on June 13, 2005, Amendment No. 2 filed on August 11, 2005, Amendment No. 3 filed on September 19, 2005, Amendment No. 4 filed on October 21, 2005, Amendment No. 5 filed on November 4, 2005, Amendment No. 6 filed on November 21, 2005, Amendment No. 7 filed on November 28, 2005, Amendment No. 8 filed on December 1, 2005 and Amendment No. 9 filed on December 8, 2005 (collectively, the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein only as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, when certificates representing the Shares in the form of the Specimen of Class A Common Stock

December 8, 2005

Certificate filed as Exhibit 4.1 to the Registration Statement have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been delivered to and paid for by the underwriters in the circumstances contemplated by the form of Common Stock Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP